Exhibit 99.3

Royal Gold Announces Additional Agreement with Centerra that Provides for Mine Life Extension at Mount Milligan

DENVER, COLORADO. February 14, 2024: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, has executed an additional agreement with Centerra Gold Inc. and its wholly-owned subsidiary, Thompson Creek Metals Company Inc. (together “Centerra”), with respect to the Mount Milligan Mine that provides near-term cash and gold consideration to Royal Gold in return for long-term cost support (“Cost Support Agreement”) that will allow an extension of the mine life of Mount Milligan to 2035 and the potential for a future increase in mine life beyond 2035. Royal Gold holds a stream interest (“Existing Stream Agreement”) at the Mount Milligan Mine comprising a gold stream that provides for delivery of 35% of the payable gold in return for a cash payment of $435 per ounce, and a copper stream that provides for delivery of 18.75% of the payable copper in return for a cash payment of 15% of the spot copper price. The Existing Stream Agreement remains in place and is unaffected by these additional agreements.

“This announcement demonstrates our willingness to work with our operating counterparties and be flexible and creative in order to find mutually beneficial opportunities to maximize value,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Mount Milligan is a large and potentially long-life operation, and our support is designed to allow Centerra to extend the mine life and add long-term value for each company’s stakeholders.”

The features of the agreement include:

●	Significant consideration payable to Royal Gold including cash and gold in the near term, and a free cash flow interest in the long term. Royal Gold will receive approximately $125 million in near-term consideration, comprised of $24.5 million of cash and 50,000 ounces of gold[1], and a long-term free cash flow interest on the Mount Milligan Mine.
●	Long-term cost support to the Mount Milligan Mine to allow for an extended mine life. Royal Gold will provide cost support payments for metal deliveries starting in approximately 2030 that provide a basis for an immediate reserve increase and extension of the Mount Milligan mine life to 2035. Longer-term, the cost support payments are intended to incentivize Centerra to continue to invest and maximize the value of the large mineral endowment at the Mount Milligan Mine. According to Centerra, this investment would include continued exploration drilling and studies to review capital projects that could lead to the conversion of existing resources to reserves, as well as drilled inventory that is not included in existing resources. Centerra expects to complete a Preliminary Economic Assessment in the first half of 2025 to evaluate a mine life extension beyond 2035.

Cost Support Agreement Overview

The Cost Support Agreement is independent from the Existing Stream Agreement and uses the Existing Stream Agreement to provide a reference for metal deliveries. Metal deliveries referenced by the Cost Support Agreement are those with a bill of lading date on or after January 1, 2024 (the “Reference Date”).

The key features of the Cost Support Agreement are discussed below.

Cash and Gold Consideration

Royal Gold is entitled to the following cash payment and future gold deliveries:

●	A $24.5 million cash payment (“Cash Consideration”) upon the execution of the agreement.
●	Gold deliveries totaling 50,000 ounces (the “Deferred Gold Consideration”) to be delivered in equal installments of 2,500 ounces for a period of 20 quarters commencing on the earlier of the delivery of 375,000 ounces of gold or 30,000 tonnes of copper from the Reference Date, or June 30, 2030. As part of the Deferred Gold Consideration, Royal Gold is entitled to receive three tranches of 11,111 ounces each (the “Greenstone Deliveries”), with the last delivery expected before year end 2027. Each of the Greenstone Deliveries received shall reduce the number of ounces in any remaining Deferred Gold Consideration delivery on a pro-rata basis. The Deferred Gold

1 Value of $100M at current spot gold price of approximately $2,000 per ounce.

Consideration deliveries will require no cash payment from Royal Gold, and will be made irrespective of the operating status of the Mount Milligan Mine.

The Greenstone Deliveries relate to the obligation by Orion Mine Finance Group to deliver gold to Centerra within 30 days following the dates upon which cumulative amounts of 250,000 ounces, 500,000 ounces and 700,000 ounces of refined gold have been produced from the Greenstone Gold Project being developed by Equinox Gold Corp. Each of the Greenstone Deliveries will be delivered to Royal Gold within 30 days of such delivery to Centerra.

Free Cash Flow Interest

Royal Gold will be entitled to a life of mine free cash flow interest (“FCF Interest”), payable annually, of 5% of the cumulative free cash flow generated from the Mount Milligan Mine after the earlier of (i) the first fiscal year following delivery of both 375,000 ounces of gold and 30,000 tonnes of copper from the Reference Date, and (ii) January 1, 2036. The FCF Interest will increase to 10% after the earlier of (i) the first fiscal year following the delivery of both 665,000 ounces of gold and 60,000 tonnes of copper from the Reference Date, and (ii) January 1, 2036.

Free cash flow is defined as gross revenue less total costs including treatment and refining costs, operating costs, exploration costs, capital costs and the net stream costs.

FCF Interest payments will not be payable if the free cash flow is negative in a given calendar year, and Centerra is entitled to recover any negative free cash flow before FCF Interest payments resume.

Cost Support

Delivery thresholds used to define the periods of cost support are the earlier deliveries of:

●	375,000 ounces of gold or 30,000 tonnes of copper from the Reference Date (the “First Threshold”).
●	665,000 ounces of gold or 60,000 tonnes of copper from the Reference Date (the “Second Threshold”).

Near-Term Cost Support Through Approximately 2029

At Centerra’s request, in the event that both the gold price is at or below $1,600 per ounce and the copper price is at or below $3.50 per pound, for each delivery under the Existing Stream Agreement, Royal Gold will pay the lower of either $415 per ounce of gold, or 66% of the spot gold price less $435 per ounce, and 35% of the spot copper price for each pound of copper delivered (the “Pre-Threshold Support”). This near-term cost support will be made available from the Reference Date through to the First Threshold, which is expected to be through approximately 2029.

Any Pre-Threshold Support provided by Royal Gold will be recoverable from any cost support received after the First Threshold at metal prices above $1,600 per ounce of gold and $3.50 per pound of copper, as follows:

●	For gold, any cost support payment will be reduced by the difference between the gold price and $1,600 per ounce. For example, if the gold price is $1,700 per ounce, the long-term cost support payment required by Royal Gold for any delivery will decrease by $100 per ounce.
●	For copper, any cost support payment will be reduced by the difference between the copper price and $3.50 per pound. For example, if the copper price is $4.00 per pound, the long-term cost support payment required by Royal Gold for any delivery will decrease by $0.50 per pound.

For reference, current spot prices for gold and copper are approximately $2,000 per ounce and $3.75 per pound, respectively. Consensus annual price forecasts2 for the period during which this support is expected to be available range from $1,998 per ounce in 2024 declining to $1,754 per ounce after 2027 for gold, and $3.95 per pound in 2024 declining to $3.91 per pound after 2027 for copper.

Cost Support from Approximately 2030 Through Approximately 2035

Royal Gold will provide Centerra cost support payments from the First Threshold until the Second Threshold as follows:

●	With respect to gold, the lower of either $415 per ounce, or 50% of the spot gold price less $435 per ounce, for each ounce of gold delivered under the Existing Stream Agreement.
●	With respect to copper, 35% of the spot copper price for each pound of copper delivered under the Existing Stream Agreement.

Cost Support After Approximately 2036

Royal Gold will provide Centerra cost support payments after the Second Threshold as follows:

2 As published by CIBC Capital Markets Inc., February 1, 2024.

●	With respect to gold, the lower of either $615 per ounce, or 66% of the spot gold price less $435 per ounce, for each ounce of gold delivered under the Existing Stream Agreement.
●	With respect to copper, 51% of the spot copper price, for each pound of copper delivered.

Suspension of Cost Support

The obligation for Royal Gold to make long-term cost support payments will be suspended if (and for so long as) Centerra discloses reserve tonnage which, when combined with mining depletion from the Reference Date to the announcement date, is less than the current reserves expected to be processed through to 2035. Suspension of cost support payments will not impact the Deferred Gold Consideration and FCF Interest, and the Cash Consideration is not refundable.

Summary of Future Payments for Mount Milligan Metal Deliveries

The combined effect of this Cost Support Agreement on the payments for metal deliveries from Mount Milligan when considered with the Existing Stream Agreement is summarized in the table below:

Period:	Jan. 1, 2024 through ~2029		~2030 through ~2035		~2036 and Beyond
	Au	Cu	Au	Cu	Au	Cu
Payments for Existing Stream Agreement:	$435/oz	15% of spot Cu	$435/oz	15% of spot Cu	$435/oz	15% of spot Cu
Additional Agreement: Delivery Thresholds(1) defining triggers for cost support payments: (from Jan. 1, 2024)	Pre-Threshold (if Au<=$1,600/oz and Cu<=$3.50/lb)		First Threshold (after the earlier delivery of either 375,000oz Au or 30,000t Cu)		Second Threshold (after the earlier delivery of either 665,000oz Au or 60,000t Cu)
Cost Support Payments(2)	Lower of $415/oz, or 66% of spot Au LESS $435/oz	35% of spot Cu	Lower of $415/oz, or 50% of spot Au LESS $435/oz	35% of spot Cu	Lower of $615/oz, or 66% of spot Au LESS $435/oz	51% of spot Cu
Combined Effective Payments(3):	If Au<=$1,600/oz and Cu<= $3.50/lb:		Lower of $850/oz, or 50% of spot Au(4)	50% of spot Cu	Lower of $1,050/oz, or 66% of spot Au(4)	66% of spot Cu
	Lower of $850/oz, or 66% of spot Au	50% of spot Cu
All other metal prices:
	$435/oz	15% of spot Cu

Notes:

1.	Delivery Thresholds are defined by metal deliveries under the Existing Stream Agreement, which is independent from the additional agreements and is used only as a reference for metal deliveries.
2.	Pre-Threshold Support payments prior to the First Threshold are at Centerra’s option, and are recoverable from any cost support provided after the First Threshold is reached at metal prices above $1,600 per ounce of gold and $3.50 per pound of copper.
3.	Includes the total amount payable per ounce of gold or pound of copper when the effect of the Cost Support Agreement is considered with the Existing Stream Agreement.
4.	Given the relevant calculations, the Cost Support payments are only payable above a spot gold price of $870/oz after the First Threshold, and $660/oz after the Second Threshold.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2023, the Company owned interests on 178 properties on five continents, including interests on 37 producing mines and 22 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the anticipated benefits of the Cost Support Agreement, including the potential for future extensions of the mine life at the Mount Milligan Mine; the expected completion of a Preliminary Economic Assessment by Centerra in the first half of 2025; future deliveries of metals under the Existing Stream Agreement, including the expected timing of the First Threshold and Second Threshold; the recovery of any Pre-Threshold Support by Royal Gold; Orion Mine Finance Group’s anticipated delivery of gold to Centerra and Centerra’s anticipated delivery of the Greenstone Deliveries to Royal Gold; the generation of future free cash flow from the Mount Milligan Mine; and future metal prices.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold or copper; future operating activities or financial performance at the Mount Milligan Mine or Centerra’s other projects; the results of the anticipated Preliminary Economic Assessment at the Mount Milligan Mine; permitting and licensing issues; operational disruptions; contractual issues involving our agreements with Centerra; the timing of metal deliveries; adverse economic and market conditions, including as a result of government policies, war, natural disasters, and public health issues; changes in laws or regulations; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our most recent Annual Report on Form 10-K. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.